PROSPECTUS SUPPLEMENT                          Filed Pursuant To Rule 424(b)(2)
(To prospectus dated November 5, 2004)         Registration File No.: 333-120259

                                5,899,000 SHARES

                                     [LOGO]

                          EXCEL MARITIME CARRIERS LTD.

                              CLASS A COMMON STOCK

     This prospectus supplement relates to sales made in negotiated transactions of an aggregate of 5,899,000 shares of our Class A common stock, par value $0.01 per share, which we expect will be ready for delivery on March 21, 2005 through the facilities of The Depository Trust Company in New York, New York. Cantor Fitzgerald & Co. and Hibernia Southcoast Capital, Inc. (the "Sales Agents") acted as sales agents with respect to the sales pursuant to a sales agreement dated March 15, 2005 between us and the Sales Agents (the "Sales Agreement"). A Form of the Sales Agreement has been filed as an exhibit to our current report on Form 6-K filed with the Securities and Exchange Commission (the "Commission") on March 8, 2005 and is incorporated by reference herein and in the accompanying prospectus dated November 5, 2004 and the accompanying prospectus supplement dated March 17, 2005.

                                                      Per share        Total
                                                      ---------        -----
Gross proceeds to us ...........................      $21.0000      $123,879,000
Sales agent compensation .......................      $ 1.2075      $  7,123,043
Net proceeds, before expenses, to us ...........      $19.7925      $116,755,957

     You should read this prospectus supplement and the accompanying prospectus supplement dated March17, 2005 and the accompanying prospectus dated November 5, 2004 carefully before you invest. These documents, as well as information included or incorporated by reference therein and in the Registration Statement on Form F-3 (No. 333-120259) filed with the Commission on November 5, 2004, contain information you should consider when making your investment decision.

     Our Class A common stock trades on the American Stock Exchange (AMEX) under the symbol "EXM." On March 15, 2005, the last reported sales price of our Class A common stock on the AMEX was $21.40 per share.

     In connection with the sale of Class A common stock on our behalf, the Sales Agents may be deemed to be "underwriters" within the meaning of the Securities Act, and the compensation of the Sales Agents may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Sales Agents against certain liabilities, including liabilities under the Securities Act.

     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 IN THE ACCOMPANYING PROSPECTUS AND PAGE S-7 IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT. YOU SHOULD CONSIDER THESE RISK FACTORS BEFORE BUYING SHARES OF OUR CLASS A COMMON STOCK.

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    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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            The date of this Prospectus Supplement is March 17, 2005

          Cantor Fitzgerald & Co.

                                             Hibernia Southcoast Capital

99999.0010 #556241